Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Blackbaud, Inc. 2016 Equity And Incentive Compensation Plan Amended and Restated as of June 14, 2023 of Blackbaud, Inc. of our reports dated February 24, 2023 with respect to the consolidated financial statements of Blackbaud, Inc. and the effectiveness of internal control over financial reporting of Blackbaud, Inc. included in its Annual Report (Form 10‑K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
June 14, 2023